EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS THIRD QUARTER 2012 RESULTS

Diluted Earnings per Share from Continuing Operations of $0.59,

Including a European Impairment and Inventory Charge of $0.82 per Diluted Share,

On Sales of $1.61 Billion

•	Adjusted net income from continuing operations of $1.41 per diluted share

•	Cash flow from operations of $67 million increased from $19 million in the year ago quarter

•	Returned $57 million to shareholders through share repurchases

Third Quarter Highlights

GLENVIEW, IL, October 23, 2012 – Anixter International Inc. (NYSE: AXE) today reported results for the quarter ended September 28, 2012. Sales of $1.61 billion were flat compared to the year ago quarter. Organic sales increased by 0.4% excluding the impact of the following items:

•	$31.8 million of sales from the acquisition of Jorvex which was completed at the end of the second quarter of 2012

•	$17.7 million from the unfavorable effects of copper pricing

•	$23.1 million from unfavorable foreign exchange effects

Operating income of $67.3 million included a $27.2 million impairment charge and an inventory lower of cost or market adjustment of $1.2 million. This combined non-cash charge of $28.4 million was a result of weaker macro economic conditions in Europe, driving lower operating income and a reduction in projected future cash flows.

After adjusting for the impairment and inventory charges, operating income of $95.7 million resulted in an operating margin in the current quarter of 5.9 percent, the highest quarterly margin of the year. Exclusive of $3.8 million of unfavorable copper pricing and $0.2 million of favorable foreign exchange effects, adjusted operating income was $99.3 million.

Net income from continuing operations for the third quarter was $19.8 million compared to $61.6 million in the year ago quarter. Excluding the impairment and inventory charges of $27.4 million net of tax, adjusted net income from continuing operations would have been $47.2 million as compared to $52.8 million in the prior year quarter excluding a net tax benefit of $8.8 million.

Diluted earnings per share from continuing operations of $0.59 declined from $1.78 per diluted share reported in the year ago quarter primarily due to the impairment and inventory charges. Excluding the current quarter charge of $0.82 per diluted share as well as the prior year tax benefit of $0.25 per diluted share, net income from continuing operations would have been $1.41 per diluted share, a decrease of 8 percent from the prior year quarter diluted adjusted earnings per share of $1.53.

Cash flow generated from operations was $66.7 million compared to $18.7 million in the year ago quarter. The higher cash generation in the quarter was primarily due to a reduction in working capital requirements compared to the prior year quarter.

Third Quarter Sales Trends

Commenting on third quarter sales trends, Robert Eck, President and CEO, stated, “While the quarter was challenging from a macro economic perspective, which is reflected in lower sales in our Europe segment and our OEM Supply end market, we remain confident in the underlying health of our business and our ability to capitalize on a variety of opportunities throughout our business. The strength of our global natural resource development and power generation markets helped to fuel 8 percent organic growth in our global Electrical and Electronic Wire & Cable end market. This strong performance included a record quarter for our Canadian wire and cable business and 29 percent organic growth for our Emerging Markets wire and cable business.”

Third Quarter Operating Results

“Our ongoing focus on cost management continues to enable us to deliver solid operating performance and cash flow,” commented Eck. “We were pleased that third quarter operating expenses of $264.2 million, exclusive of the impairment, were 16.4 percent of sales, a 60 basis point improvement from the second quarter.”

Company-wide adjusted operating margin of 5.9 percent, exclusive of the impairment and inventory charges, increased 20 basis points sequentially and declined 40 basis points from the year ago quarter.

North America operating margin of 7.3 percent in the current quarter increased 30 basis points sequentially due to strong cost structure management. The 20 basis points year over year decline was driven by increased investment in strategic projects and higher costs related to pensions, partially offset by strong cost management actions.

Europe adjusted operating margin was 0.2 percent in the current quarter, exclusive of the impairment and inventory charges, and lower by 10 basis points sequentially and 180 basis points versus the prior year quarter. This margin decline reflects the impact of the weak economy in this region, which put significant pressure on revenue while also contributing to the unfavorable operating expense leverage.

Emerging Markets operating margin of 5.5 percent declined 10 basis points sequentially and 20 basis points from the year ago quarter. Both declines were driven primarily by product mix.

Other

Interest expense in the current quarter of $16.6 million increased by $4.1 million compared to the prior year quarter, driven by the $4.9 million of incremental expense associated with the bond offering completed in the second quarter of this year. The bonds were issued in anticipation of the February 2013 convertible notes redemption, resulting in a temporary increase in interest expense, average cost of borrowed capital and debt-to-total capital ratio.

Other, net expense in the current quarter of $3.2 million decreased by $2.7 million from $5.9 million in the year ago quarter, driven primarily by lower foreign exchange losses and a favorable return on the cash surrender value of company-owned life insurance policies.

Excluding the impact of the impairment and inventory charges, the tax rate in the current quarter of 37.8 percent included an additional expense of $0.03 per diluted share due to the geographic mix changes in forecasted earnings bringing the full year rate to 36.8 percent. The prior year third quarter results included a net tax benefit of $8.8 million primarily related to the reversal of deferred income tax valuation reserves. Excluding this benefit, the adjusted tax rate in the prior year third quarter was 36.6 percent.

Cash Flow and Leverage

“Our strong cash generation in a period of slower year-on-year revenue growth reflects our disciplined working capital and cash management processes,” commented Ted Dosch, Executive Vice-President and CFO. “With a quarter-end cash balance of $136.6 million and an expectation of continuing positive cash flow for the remainder of 2012, we will continue to evaluate the optimal use of our funds as we have done with our recent share repurchase and May special dividend.” Continued Dosch, “Going forward, we will utilize future cash flows to invest in the growth of the business, capitalize on strategic acquisition opportunities as they arise, deleverage our balance sheet, and return capital to shareholders through share repurchases or special dividends.”

Key capital structure and credit-related statistics for the third quarter:

•	Debt-to-total capital ratio of 52 percent compared to 45 percent at the end of 2011

•	Weighted average cost of borrowed capital of 6.3 percent compared to 4.9 percent in the year ago quarter

•	85 percent of quarter-end borrowings have fixed interest rates

•	$291 million of availability under bank revolving lines of credit at quarter end

•	No outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

Eck concluded, “Our outlook for 2012 includes positive organic sales growth for the remainder of the year despite a softer environment than originally anticipated. While global markets, particularly in Europe, are difficult to predict, our strategic growth initiatives position us well to continue to expand our leadership position within the industry and further leverage our global supply chain platform. In this more uncertain environment we will remain focused on managing expenses and working capital carefully, while pursuing strategic investments to build our business. Finally, it is during times like this current economic environment when our business model, which is based on helping our customers lower their supply chain costs and reduce execution risk, is of even greater value.”

Financial Results from Continuing Operations

(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sep. 28	Sep. 30	Percent	Sep. 28	Sep. 30	Percent
	2012	2011	Change	2012	2011	Change
Net Sales	$1,609.0	$1,611.8	0%	$4,708.7	$4,647.9	1%
Operating Income	$67.3	$101.7	-34%	$243.9	$271.2	-10%
Net Income	$19.8	$61.6	-68%	$119.4	$150.9	-21%
Diluted Earnings Per Share	$0.59	$1.78	-67%	$3.51	$4.23	-17%
Diluted Weighted Shares	33.5	34.6	-3%	34.0	35.7	-5%

Third Quarter Earnings Call

Anixter will broadcast a conference call discussing these results at 9:30 am central time on Tuesday, October 23, 2012. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 220 warehouses with 7 million square feet of space, and 4) locations in over 260 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

INVESTOR CONTACTS

Ted Dosch EVP – Finance & Chief Financial Officer (224) 521-4281	Lisa Meers, CFA VP – Investor Relations (224) 521-8895

Additional information about Anixter is available on the Internet at

www.anixter.com

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
(In millions, except per share amounts)	2012	2011	2012	2011
Net sales	$1,609.0	$1,611.8	$4,708.7	$4,647.9
Cost of goods sold	1,250.3	1,249.8	3,642.9	3,589.2

Gross profit	358.7	362.0	1,065.8	1,058.7
Operating expenses	264.2	260.3	794.7	787.5
Impairment of goodwill and long- lived assets	27.2	—	27.2	—

Operating income	67.3	101.7	243.9	271.2
Interest expense	(16.6)	(12.5)	(43.5)	(38.1)
Other, net	(3.2)	(5.9)	(11.8)	(6.8)

Income from continuing operations before taxes	47.5	83.3	188.6	226.3
Income tax expense	27.7	21.7	69.2	75.4

Net income from continuing operations	19.8	61.6	119.4	150.9
Income (loss) from discontinued operations, net of tax	0.7	(18.1)	0.3	(11.0)

Net income	$20.5	$43.5	$119.7	$139.9

Net income per share:
Basic:
Continuing operations	$0.60	$1.80	$3.59	$4.37
Discontinued operations	$0.02	$(0.53)	$0.01	$(0.32)

Net income	$0.62	$1.27	$3.60	$4.05

Diluted:
Continuing operations	$0.59	$1.78	$3.51	$4.23
Discontinued operations	$0.02	$(0.52)	$0.01	$(0.31)

Net income	$0.61	$1.26	$3.52	$3.92

Weighted average shares outstanding:
Basic	33.0	34.3	33.3	34.5
Diluted	33.5	34.6	34.0	35.7

Geographic Segments
Net sales:
North America	$1,147.6	$1,143.4	$3,345.5	$3,271.5
Europe	252.5	291.7	813.9	867.7
Asia Pacific and Latin America	208.9	176.7	549.3	508.7

	$1,609.0	$1,611.8	$4,708.7	$4,647.9

Operating income:
North America	$83.7	$86.0	$238.8	$235.6
Europe	(27.9)	5.7	(23.5)	10.2
Asia Pacific and Latin America	11.5	10.0	28.6	25.4

	$67.3	$101.7	$243.9	$271.2

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

	September 28,	December 30,
(In millions)	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$136.6	$106.1
Accounts receivable, net	1,250.1	1,151.0
Inventories	1,067.3	1,070.7
Deferred income taxes	27.0	37.7
Other current assets	35.0	37.4

Total current assets	2,516.0	2,402.9
Property and equipment, net	95.0	88.3
Goodwill	360.1	351.7
Other assets	216.1	191.1

Total assets	$3,187.2	$3,034.0

Liabilities and Stockholders’ Equity
Accounts payable	$745.8	$706.5
Accrued expenses	246.4	317.4
Short-term debt	2.4	3.0

Total current liabilities	994.6	1,026.9
5.625% senior notes	350.0	—
1.0% convertible senior notes	293.3	280.3
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	156.9	120.4
10.0% senior notes	31.4	31.1
Accounts receivable securitization facility	—	175.0
Other liabilities	203.7	199.1

Total liabilities	2,229.9	2,032.8
Stockholders’ equity	957.3	1,001.2

	$3,187.2	$3,034.0

Financial Measures That Supplement GAAP

This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic revenue growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.

Organic revenue growth measures revenue excluding the effects of acquisitions, foreign exchange and copper pricing for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, foreign exchange and copper pricing, which are subject to volatility or can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company business and may therefore be a useful tool in assessing period-to-period performance.

Third Quarter 2012 Sales Growth Trends (Unaudited)

	Third Quarter 2012 (as reported)	Adjustments for:			Third Quarter 2012 (as adjusted)	Third Quarter 2011	Organic Growth
		Acquisition Impact	Foreign Exchange Impact	Copper Impact
	(in millions)
North America
Enterprise Cabling and Security	$618.0	$—	$1.7	$—	$619.7	$618.2	0.2%
Electrical and Electronic Wire & Cable	436.5	—	2.7	15.4	454.6	418.1	8.7%
OEM Supply	93.1	—	—	—	93.1	107.1	-13.1%

Total North America	$1,147.6	$—	$4.4	$15.4	$1,167.4	$1,143.4	2.1%

Europe
Enterprise Cabling and Security	$80.4	$—	$6.0	$—	$86.4	$97.9	-11.4%
Electrical and Electronic Wire & Cable	73.3	—	2.6	2.3	78.2	77.4	0.9%
OEM Supply	98.8	—	6.3	—	105.1	116.4	-9.8%

Total Europe	$252.5	$—	$14.9	$2.3	$269.7	$291.7	-7.5%

Emerging Markets
Enterprise Cabling and Security	$138.6	$—	$2.2	$—	$140.8	$140.0	0.5%
Electrical and Electronic Wire & Cable	56.6	(31.8)	0.7	—	25.5	19.9	28.9%
OEM Supply	13.7	—	0.9	—	14.6	16.8	-13.2%

Total Emerging Markets	$208.9	$(31.8)	$3.8	$—	$180.9	$176.7	2.4%

Anixter International
Enterprise Cabling and Security	$837.0	$—	$9.9	$—	$846.9	$856.1	-1.1%
Electrical and Electronic Wire & Cable	566.4	(31.8)	6.0	17.7	558.3	515.4	8.3%
OEM Supply	205.6	—	7.2	—	212.8	240.3	-11.5%

Total Anixter International	$1,609.0	$(31.8)	$23.1	$17.7	$1,618.0	$1,611.8	0.4%

Year to Date 2012 Sales Growth Trends (Unaudited)

	Year to Date 2012 (as reported)	Adjustments for:			Year to Date 2012 (as adjusted)	Year to Date 2011	Organic Growth
		Acquisition Impact	Foreign Exchange Impact	Copper Impact
	(in millions)
North America
Enterprise Cabling and Security	$1,779.1	$—	$6.2	$—	$1,785.3	$1,735.6	2.9%
Electrical and Electronic Wire & Cable	1,247.9	—	10.7	44.1	1,302.7	1,214.2	7.3%
OEM Supply	318.5	—	0.1	—	318.6	321.7	-1.0%

Total North America	$3,345.5	$—	$17.0	$44.1	$3,406.6	$3,271.5	4.1%

Europe
Enterprise Cabling and Security	$253.0	$—	$14.3	$—	$267.3	$289.5	-7.6%
Electrical and Electronic Wire & Cable	222.3	—	7.0	5.3	234.6	222.6	5.4%
OEM Supply	338.6	—	18.0	—	356.6	355.6	0.3%

Total Europe	$813.9	$—	$39.3	$5.3	$858.5	$867.7	-1.1%

Emerging Markets
Enterprise Cabling and Security	$404.5	$—	$7.3	$—	$411.8	$411.2	0.1%
Electrical and Electronic Wire & Cable	96.6	(31.8)	2.2	—	67.0	52.0	29.0%
OEM Supply	48.2	—	3.9	—	52.1	45.5	14.4%

Total Emerging Markets	$549.3	$(31.8)	$13.4	$—	$530.9	$508.7	4.4%

Anixter International
Enterprise Cabling and Security	$2,436.6	$—	$27.8	$—	$2,464.4	$2,436.3	1.2%
Electrical and Electronic Wire & Cable	1,566.8	(31.8)	19.9	49.4	1,604.3	1,488.8	7.8%
OEM Supply	705.3	—	22.0	—	727.3	722.8	0.6%

Total Anixter International	$4,708.7	$(31.8)	$69.7	$49.4	$4,796.0	$4,647.9	3.2%